Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 34,144,400 Shares of Class A Common Stock

(Including the Associated Preferred Stock Purchase Rights)

and

Up to 25,220,000 Shares of Class B Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

SunPower Corporation

at

$23.25 Net Per Share

by

Total Gas & Power USA, SAS

an indirect wholly owned subsidiary of

TOTAL S.A.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON TUESDAY, MAY 31, 2011 UNLESS THE OFFER IS EXTENDED.

May 3, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Purchaser”), and an indirect wholly owned subsidiary of Total S.A., a société anonyme organized under the laws of the Republic of France (“Total”), is offering to purchase up to 34,144,400 shares of Class A Common Stock, par value $0.001 per share, of SunPower Corporation, a Delaware corporation (“SunPower”), together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement, as amended (the “Rights Agreement”), dated as of August 12, 2008, by and between SunPower and Computershare Trust Company, N.A. (the “Class A Shares”), and up to 25,220,000 shares of Class B Common Stock, par value $0.001 per share, of SunPower, together with the associated preferred stock purchase rights issued in connection with and subject to the Rights Agreement (the “Class B Shares” and together with Class A Shares, the “Shares”), for $23.25 per Share, net to the holder thereof in cash (the “Offer Price”), without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 3, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed material to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

There is no financing condition to the Offer, but it is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

Enclosed herewith are the following documents:

1.	Offer to Purchase, dated May 3, 2011;

2.	Letter of Transmittal to be used by stockholders of SunPower in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), by the expiration of the Offer;

4.	A letter to stockholders of SunPower from the Chief Executive Officer of SunPower, accompanied by SunPower’s Solicitation/Recommendation of Schedule 14D-9.

5.	A printed letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.	A return envelope addressed to the Depositary.

The Offer is being made pursuant to the Tender Offer Agreement, dated as of April 28, 2011 (as amended, supplemented or modified, the “Tender Offer Agreement”), between Purchaser and SunPower.

The board of directors of SunPower unanimously (i) determined that the Offer and the Tender Offer Agreement (including the transactions contemplated by the Tender Offer Agreement) are fair to, and in the best interests of, SunPower and its stockholders; (ii) approved the Tender Offer Agreement and the transactions contemplated by the Tender Offer Agreement, including the Offer; and (iii) recommends that SunPower’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Tender Offer Agreement, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment tendered Shares, and thereby purchased Shares validly tendered and not properly withdrawn by the Expiration Time (as defined below), if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of payment of such Shares pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser expressly reserves the right, without amending or extending the Offer, to (x) purchase an additional number of Class A Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class A Shares does not exceed 2% of the total number of Class A Shares outstanding at the close of business on the business day prior to the expiration of the Offer, and (ii) the total number of Class A Shares purchased by Purchaser in the Offer, together with the number of Class A Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class A Shares that are outstanding at the close of business on the business day prior to the expiration of the Offer, and (y) purchase an additional number of Class B Shares that are validly tendered and not properly withdrawn, so long as (i) such additional number of Class B Shares does not exceed 2% of the total number of Class B Shares outstanding at the close of business on the business day prior to the expiration of the Offer, and (ii) the total number of Class B Shares purchased by Purchaser in the Offer, together with the number of Class B Shares (if any) then owned beneficially by any “group” (as defined in or under Section 13(d) of the Exchange Act) of which Purchaser is a member, does not exceed 60% of the total number of Class B Shares that are outstanding at the close of business on the business day prior to the expiration of the Offer.

In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and subject to the conditions of the Offer. If any tendered Shares are not purchased pursuant to the Offer for any reason, including as a result of proration, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at The Depository Trust Company), at the expense of Purchaser, promptly following the expiration or termination of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as Purchaser may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than as described in the Offer to Purchase to the Depositary, Credit Suisse Securities (USA) LLC (the “Dealer Manager”) and MacKenzie Partners, Inc. (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by the Expiration Time (as defined in the Offer to Purchase).

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 31, 2011, UNLESS THE OFFER IS EXTENDED.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF TOTAL, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

11 Madison Avenue

New York, New York 10010-3643

212-538-4581

800-318-8219 (toll free)

May 3, 2011